EXHIBIT 10.17 for September 30, 1996 10-K

COLOMBIAN SPECTRUM MANAGEMANT AND CONTROL CONTRACT

CONTRACT No. 071

CONTRACTOR:  Technology for Communications International
             (TCI)

OBJECT:  Procurement by the Communications Fund of an
Automatic Management and Control System of the
RadioElectric Spectrum, including its design, supply and
installation, training, maintenance and commissioning
(1)

AMOUNT: US$ Seventeen million, one hundred seventy-two thousand, seven hundred eighty-four (US$ 17,172,784.00)

Between the undersigned, ARMANDO BENEDETTI JIMENO, identified with Citizenship Card No. 17.125.181 of
Bogota in his capacity(2) as Minister of Communications, and for the purposes of this contract as the legal representative of THE COMMUNICATIONS FUND, a national public agency registered to the MINISTRY OF
COMMUNICATIONS, created through Decree No. 1901 of
1990, regulated by Decree No. 313 of 1991, duly empowered by Law 80 of 1993 (hereinafter THE FUND) as one party, and as the other GEORG MORTEN KIER, identified with Foreign Citizenship Card No.
66973, in his capacity as legal representative of INSTRUMENTACION LIMITADA, a company with principal domicile in Colombia, which acts as the representative of Technology for Communications International (the latter company which shall hereinafter be referred to as THE CONTRACTOR) in Public Tender No. 004 of 1995 of THE
FUND, with the purpose of contracting the procurement of an automatic system for the management and control of the radioelectric spectrum (hereinafter
THE TENDER(3)) in the terms of the power of attorney contained in Folios A-5 and A-6 of the file entitled
"SYSTEM FOR THE MANAGEMENT AND CONTROL OF THE SPECTRUM.
Section A, Presentation Letters, Legal Documents and
Table of Contents" of the proposal submitted by THE
CONTRACTOR for THE TENDER and in the other relevant documents, and based on the following considerations:

1) That through Resolution No. 00280 of April 21, 1995 amended by Resolution No. 00282 of May 10, 1995, the
Director of the FUND ordered the opening of the TENDER.

2) That the TENDER was opened on May 26 at 10:am and was closed on September 15 of 1995 at 3:pm. 3) That on the Fourth (4th) day of December of 1995, within the legal term for award, the public hearing(4) for THE TENDER award took place as set forth in Article 30 of Law 80, 1993, numeral 10, and during which the Tender and Acquisitions Board of the Ministry of Communications recorded in the corresponding Minutes, prior relevant
Legal, Technical and Economic reviews, a recommendation to the Minister of Communications to award THE TENDER to the CONTRACTOR, as was actually done through Resolution
No. 01126 of December 7th. of 1995 of the FUND; we have decided to enter into this Contract (hereinafter THE
CONTRACT) which shall be governed by the following clauses:

1st. CLAUSE - OBJECT: THE CONTRACT has the purpose of procuring, by the FUND, of an Automatic System for the Management and Control of the Radioelectric Spectrum including the design, supply, installation, training, maintenance and commissioning in accordance with that provided for the Annex and the CONTRACTOR proposal.

2nd. CLAUSE - DURATION OF THE CONTRACT : The period(5) of duration of this CONTRACT will be until the thirty
(30) of November 1997.

3rd CLAUSE - PERFORMANCE TIME(6): The execution of the object of the CONTRACT is that of the schedule(7) presented by the CONTRACTOR in his proposal.

4th. CLAUSE - VALUE OF CONTRACT: the value of THE
CONTRACT is the sum Seventeen million, one hundred seventy-two thousand, seven hundred eighty-four United
States of America dollars (US$ 17,172,784.00), and which includes VAT(8)

5th. CLAUSE - BUDGETARY APPROPRIATION. The value shall be paid with charge to the budget of the FUND, and the Finance Fund for Development Projects(9) as follows: a) certificate of Budget Availability 708 for the value of three thousand four hundred thirty-five million pesos
(COLP 3,435,000,000.00), program 0211, subprogram 0400,
project 002 resource 90, issued on 28th(10) December
1995 by the Finance Division of the Ministry of Communications, fiscal validity 1995; b) certificate of Budget Availability 709 for the value of two thousand million pesos (COLP 2,000,000,000.00), program 0211, subprogram 0400, project 002 resource 99, issued on 28th(11) December 1995 by the Finance Division of the
Ministry of Communications, fiscal validity
1995; c) certificate of Budget Availability 710 for the value of five thousand fifty million eight hundred thousand pesos (COLP 5,050,000,000.00), program 0211, subprogram 0400, project 001 resource 90, issued on 28th
December 1995 by the Finance Division of the Ministry of Communications, fiscal validity of 1995 d) certificate of Budget Availability 720 for the value of three hundred one million pesos (COLP 301,000,000.00), program
0211, subprogram 0400, project 002 resource 90, issued on 28th December 1995 by the Finance Division of the Ministry of Communications, fiscal validity 1995; e) certificate of Budget Availability 538 for the value of one thousand nine hundred ninety-three million two hundred fifteen thousand one hundred forty pesos (COLP
1.993,215,140.00), purpose " Control management and automation of the Radioelectric Spectrum", agreement Fonade-Mincomunicaciones, issued 28 December
1995 by Budget of Finance Fund for Development Projects
FONADE with validity to 1995 and base on an Inter administration Contract signed 28 December 1994; f)
Authorization for future validities
of the Estate(12) and Public Credit of 25 May 1995, report No. 21-532, through the powers of the Executive
Secretariat of the Superior Board of Fiscal Policy-
CONFIS per resolution 003 of 24 September 1991, as follows: for the value of three thousand two hundred twenty four million one hundred sixty-nine thousand pesos (COLP 3,224,169,000), program 0211, subproject 0400, project 001, resource 90 and for the value of three thousand one hundred thirty million five hundred thirty-nine thousand pesos (COLP 3,130,539,000), program 0211, subproject 0400, project 002, resource 90.

Paragraph: The budgetary register corresponding to the foregoing a), b), c) and d) will be provided by the Chief, Finance Division of the Ministry of
Communications.

6th. CLAUSE - FORM OF PAYMENT. The price stipulated in the 4th Clause of THE CONTRACT shall be paid by the FUND in the following manner: a) the FUND shall deliver as advance payment the amount corresponding to fifty per cent (50%) of the total amount set forth in the 4th.
Clause, and which corresponds to the supplies, once the requirements for execution of THE CONTRACT are fulfilled; b) Once the contractor accredits the nationalization(13) of the equipments, the amount corresponding to twenty percent (20%) of the total amount set forth in the 4th. Clause, c) The amount corresponding to the remaining thirty per cent (30%) of the amount set forth in the 4th. Clause once THE FUND receives the Act of Final Receipt(14) evidencing that all the hardware and software are completely installed and in perfect operating condition to complete satisfaction of the FUND. The Act of Final Receipt shall be prepared by the person or persons appointed by the FUND according to the 25th Clause.

1st Paragraph: The disbursement of cash to which the FUND is committed hereby, is subject to the budgetary appropriation for such and the FUND is obliged to include the necessary items in its annual expense project.

2nd Paragraph - The transport, insurance and all other expenses required to place the goods object of THE
CONTRACT at the sites of installation will be at CONTRACTOR account.

3rd. Paragraph - For payments mentioned in b) and c)
CONTRACTOR must inform the fund with prior notice of not less than 30 calendar days of the estimated dates when the payments will be due in accordance with the schedule proposed by the CONTRACTOR.

4th. Paragraph - Payment shall be made in Colombian
Pesos at the Representative Market Exchange Rate on the date when each of the partial payments is caused as per this Clause, and in accordance with the certification of the Superintendent of Banks(15).

5th Paragraph: The Act of Final Receipt referred to in this Clause will include the acceptance of the system which will be made upon successful conclusion of the final acceptance tests in accordance the test plan and procedures which will be proposed by THE CONTRACTOR and which must be approved by THE FUND(16), and by the person or persons mentioned in the 25th Clause, before

7th. CLAUSE - INTEREST FOR DELAYS ON AMOUNTS NOT MADE ON
TIME - If the payments as per the 6th Clause have not been made available to THE CONTRACTOR by THE FUND for withdrawal at the Treasury Section of the Ministry of Communications after fifteen (15) calendar days from them becoming due, interest at bank delay rates(17) as certified by the Superintendent of Banks will be recognized for THE CONTRACTOR from the date the payments were due and in the peso quantity of that date.

8th. CLAUSE - DELIVERY schedule: THE CONTRACTOR undertakes to deliver the goods and services to THE FUND in accordance with the schedule contained in the proposal , the time counting from when the down payment of the 6th. Clause is available for withdrawal at the Treasury Section of the Ministry of Communications.

9th. CLAUSE - THE FUND is responsible to make the necessary preparations, in accordance with the report and with the recommendations of THE CONTRACTOR, of the buildings and areas selected for the operation of the technical verification stations and in a manner which will not cause delays in the development of the schedule for the object of THE CONTRACT. Any work which will relate to the installation of the equipment, such as installing towers for antennas, cable ducts, false floors etc.(18), will be the responsibility of THE
CONTRACTOR.

10th CLAUSE - FACTORY WARRANTY(19) - In case of damage or failures, THE CONTRACTOR undertakes to repair or replace all faulty parts(20) during the first year of operation of the contracted system, starting from the date of presenting to THE FUND the Act of Final Receipt as per the 6th Clause, and during which the necessary support will be equally given to software. As from the second year, the corrective and/or preventive maintenance may be provided by the contractor under another contract at the request of the fund.

1st Paragraph : This warranty does not apply: a) To any element which has been repaired, worked upon, disassembled or altered by individuals not authorized by THE CONTRACTOR; b) To any element which has been subject to misuse, negligence or accident not imputable to the Contractor; c) To any element which has not been connected, installed, used or adjusted pursuant to instructions given by the Contractor or where such procedures were not issued by the Contractor; d) to any element which has had its serial number altered, effaced or removed; e) failures of an element resulting from the additions to the system as made by THE FUND after the Act of Final Receipt mentioned in the 6th Clause of THE
CONTRACT.

2nd. Paragraph. - Claims on elements under this guarantee must be attended to by THE CONTRACTOR in the terms expressed in his proposal.

11th. CLAUSE - SUBSTITUTION. - The Contractor may substitute the elements and equipment to be delivered in the development of the object of THE CONTRACT and listed in Annex 1 with prior written approval certified by the person(21) or persons referred to in the 25th Clause, as long as the Specifications are maintained or improved and as long as the substitution does not imply a modification in prices. The person or persons referred to in the 25th Clause may not deny authorization except for technical reasons duly justified.

12th CLAUSE - SOFTWARE LICENSE CONDITIONS. - THE
CONTRACTOR grants THE FUND a license to use the software which must be delivered to THE FUND during the development of the object of THE CONTRACT for all the equipment to be supplied during the development of the object of THE CONTRACT and under the conditions contained in his proposal.

Paragraph - THE CONTRACTOR will provide the necessary back-up software on magnetic media in order to restore the system in case of failure and at all installations where it operates.

13th CLAUSE - FORCE MAJEUR OR FORTUITOUS CASES. - The obligations resulting from THE CONTRACT will be suspended during the time when any of the parties are unable to fulfill all or part of them due to force majeur or fortuitous cases. When such a situation arises, the schedules of the 2nd and 3rd Clauses of THE CONTRACT may be suspended, through mutual agreement by the signing of an act, for a period equal to the event which gave rise to the force majeur or fortuitous case as well as the time necessary to allow the execution of the object of THE CONTRACT to return to normal, but without calculating a suspension time for the schedules of the 2nd and 3rd Clause of THE
CONTRACT.

1st. Paragraph: Force Majeur or fortuitous cases are understood to be such situations considered and defined in article 64 of the Civil Code modified by Article 1 of Law 95 of 1980.

2nd Paragraph: The party which invokes Force Majeur or a fortuitous case must inform the other: a) the events of cause within five (5) working days of happening, b) the estimated time of suspension of activities within thirty (30) working days from the same time, c) the estimated impact on the schedules of the 2nd. and 3rd.
Clause of THE CONTRACT also within thirty (30) working days from the same.

3rd. Paragraph: The party which invokes Force Majeur or a fortuitous case must make all efforts to reduce the effects on the schedules of the 2nd. and 3rd. Clauses of THE CONTRACT and to continue as soon as possible compliance with the obligations derived from THE
CONTRACT.

14th. CLAUSE - GUARANTEES WHICH THE CONTRACTOR MUST
ESTABLISH - THE CONTRACTOR commits to establish in favor of THE FUND a guarantee in the form of a policy issued by an insurance company legally authorized to operate in Colombia and whose master policy is approved by the Superintendent of Banks, or through a Bank guarantee, and which must cover the following risks: a) In order to ensure fulfillment of each and every obligation established in THE CONTRACT, equivalent to ten per cent
(10%) of the amount set forth in the 4th Clause, and valid throughout THE CONTRACT period starting from the date of signing(22) of the same, b) To guarantee the quality and correct functioning of the system object of THE CONTRACT, and valid for a period of two (2) years counted from the date of presenting the Act of Final Receipt as per the 6th. Clause to THE FUND, and of the amounts: for the first year the amount of fifty percent (50%) and for the second year the amount of five percent (5%) of the total value of THE CONTRACT. This guarantee will be drawn upon only by prior requirement of THE FUND and in the case that there is persistent failure to perform(23). The quality and correct functioning of the system is understood to mean an adequate concept to meet the purposes for which the system was contracted, c) To guarantee the salaries and social benefits of personnel which THE CONTRACTOR could employ in the country(24) for the execution of the object of THE CONTRACT for the value one hundred thousand US dollars (US$100,000.00) and valid throughout the period of performance of THE CONTRACT and three (3) more years counted from the time of receipt by THE FUND of the Act of Final Receipt per the 6th. Clause of THE
CONTRACT, and d) To support(25) the proper management of the advance payment, in an amount equivalent to one hundred per cent (100%) thereof, valid for the period of THE CONTRACT.

15th clause: establishment and Extension of thE
Guarantee: If the contractor refuses to establish or extend the guarantee when the FUND so demands, the contract will be considered as terminated at its current state without the FUND having to acknowledge or pay any indemnization.

16th CLAUSE - ASSIGNMENT(26): The rights and obligations deriving hereof may not be assigned by the Contractor without prior written consent from THE FUND.

17th CLAUSE - EFFECTS OF EXPIRATION(27).- THE FUND may declar the present CONTRACT expired by a motivated administrative act, without prior requirement or indemnification whatsoever favorable to the CONTRACTOR, and may order the application of any previously decreed fines and the amount of the Monetary Penalty Clause, when THE FUND considers the default on the part of the CONTRACTOR as causing consequences which seriously and directly effect the performance of THE
CONTRACT and may lead to its paralyzation or cause damages to THE FUND or the Ministry of Communications, pursuant to Article 18 of Law 80, 1993.

18th CLAUSE - INTERPRETATION, AMENDMENT AND UNILATERAL
TERMINATIONS: are deemed incorporated in this contract in accordance with that established in Articles 15-17 of Law 80, 1993.

19th CLAUSE: - FINES(28).- In the event of delay or noncompliance with any of the obligations the CONTRACTOR assumed under THE CONTRACT, the FUND shall impose successive fines of up to 0.25% per day and up to a total amount equivalent to ten per cent (10%)of the value of THE CONTRACT. Imposition of fines will be carried out through a motivated Resolution and will be subject to norms set forth in Law 80 of 1993 as regarding notices and recourse. The imposition of fines shall be made without prejudice to the declaration of administrative expiration which shall be at the FUND's discretion.

Paragraph - The amount of the fines will be proportional to the causes prompting the fines or the damages caused.

20th CLAUSE - MONETARY PENALTY(29) CLAUSE: In the event of grave noncompliance with any of the obligations resulting from THE CONTRACT or in the event of administrative declaration of expiration, THE FUND may apply as penalty an amount equivalent to ten per cent
(10%) of the total amount of THE CONTRACT, an amount which shall enter the Treasury of the contracting institution and may be taken directly from the balance, if any, of credit to THE CONTRACTOR or from the guarantee established and if such is not possible, it will be collected through coercive jurisdiction.

21st. CLAUSE - DISQUALIFICATIONS(30) AND
INCOMPATIBILITIES: THE CONTRACTOR states under oath that he is not affected by disqualifications and incompatibilities set forth in Article Eight (8) of Law
80, 1993 and that is subject to regulations set forth in Article Nine (9) of the same Law if a situation occurs as described in the Article of reference.

22nd. CLAUSE - CONTRACT LAW: THE CONTRACT will be governed by Colombian Laws and the jurisdiction of Colombian Tribunals.

1st Paragraph: Controversies which may arise during the performance of THE CONTRACT and in its execution, development, termination or liquidation will be presented to an arbitration tribunal seated in Santafe de Bogota in accordance with the rules of Colombian arbitration procedures; said tribunal will comprise three arbitrators as follows - one by each of the parties and one more named jointly.

2nd. Paragraph - If the parties do not manage to agree on naming the 3rd. arbiter, he will be named by the other two already named.

3rd. Paragraph - The expenses of the arbitration procedures will be divided in equal parts between the parties(31).

23rd CLAUSE - OF CONTRACTUAL EQUILIBRIUM. THE CONTRACT will maintain the equality and equivalence between rights and obligations which arise from proposing or contracting, as the case may be. If such equality or equivalence is broken through causes not imputable to the effected party, the parties will take the necessary measures to reestablish them as soon as possible and in such case the parties will sign the necessary agreements and pacts regarding amounts, conditions and forms of payment for additional costs, recognize financial costs and interest if applicable, adjusting the availability of appropriations referred to in number 14 of Article 25 of Law 80 of 1993. THE FUND must take measures necessary to assure such payments and their availability to THE CONTRACTOR in the same or next period as may be the case.

24th. CLAUSE - TAXES AND FEES - THE CONTRACTOR will pay all taxes, assessments, rights etc. without exception, which arise from the execution of the object of THE
CONTRACT at his account.

25th CLAUSE - SUPERVISION OF THE EXECUTION OF THE OBJECT
OF THE CONTRACT. - THE FUND will designate one or more persons to be in charge of supervising the correct execution of the object of THE CONTRACT and such will be informed to THE CONTRACTOR. The costs of said supervision are at the account of THE FUND.

26th. CLAUSE - FORMALIZATION(32) OF THE AGREEMENT: This
Agreement shall be deemed formalized upon its signature by the contracting parties; for its performance(33), the CONTRACTOR is required to establish the guarantee as set forth in the 14th Clause herein and such must have been approved by the Legal office of the Ministry of Communications.

Paragraph: This Contract must be published in the Consolidated Contracts Daily(34) at the cost of the CONTRACTOR and this requirement shall be deemed fulfilled upon presenting the receipt for payment of the corresponding fees, within an unextendable term of ten
(10) days from the signature of the same. The stamp tax will be deducted by the FUND from the downpayment mentioned in the 6th Clause of THE CONTRACT.

27th CLAUSE - LEGAL RELATIONSHIP BETWEEN THE PARTIES: No consortium, temporary union, partnership, de facto partnership, agency or any other legal concept which may result in a new corporation, are established nor intend to be established by the parties. Each of the parties is independent with its own organization and employees and therefore will assume responsibility for them, for the subcontractors which they may contract or any other person with which they may become related within the framework of THE CONTRACT, and shall maintain the other party free from any claim of such individuals or entities.

28th CLAUSE - TRAINING - The Contractor will train, during the time specified in the Schedule of the proposal, the group designated by THE FUND. THE FUND shall inform in writing giving the names of the participants of each course not less than thirty (30) calendar days before the beginning of each training course.

1st Paragraph - The dates of the courses may be modified by mutual consent of the parties. The event that the dates will not be met, the parties must establish a new date which must not be later than thirty (30) working days from the initial one.

2nd Paragraph: - THE FUND will designate the person or persons charged with issuing the certification of completion, within five (5) working days on concluding the corresponding course.

3rd Paragraph: - THE CONTRACTOR will assume the costs of travel, lodging and maintenance in accordance with THE
FUND currently applicable norms.

29th CLAUSE - CONTRACT DOCUMENTS: The following documents are integral parts of the present contract, in the following order: The text of this contract and its Annex (containing 12 pages printed on one side), the Requirements Document, those of the process of selection and the proposal presented by the contractor.

30th. CLAUSE: - NOTICES. All communications between the parties relating to THE CONTRACT must be in writing and in the Spanish language. The communications which must be exchanged will be made to the following addresses:

TO THE FUND:
MINISTERIO DE COMUNICACIONES
SECRETARIA GENERAL
CARRERA 8 ENTRE CALLES 12A Y 13, PISO 4
EDIFICIO MURILLO TORO
TELEPHONE: 2824890 AND 2824654
2866911 EXT, 214/372
FAX 2882250
SANTAFE DE BOGOTA

THE CONTRACTOR:
TECHNOLOGY FOR COMMUNICATIONS INTERNATIONAL
INSTRUMENTACION LIMITADA
CALLE 115 #11A 10
TELEPHONE 6121313
FAX 6120805
SANTAFE DE BOGOTA

as approved and signed in Santa Fe de Bogota D.C. 28
December 1995

for THE COMMUNICATIONS FUND FOR THE CONTRACTOR ARMANDO
BENEDETTI JIMENO GEORG MORTEN KIER



FOOTNOTES

(1)     Sp. " puesta en servicio" - placed in service -
           translated as "commissioning" throughout.

(2)     Sp. "condicion"

(3)     Sp. "Licitacion"

(4)     Sp. "audiencia publica"

(5)     Sp. "termino" -

(6)     Sp. "Plazo de Ejecucion" - execution time

(7)     SP. "cronograma"

(8)     Sp. "IVA" - Impuesto de Valor Agregado - Value
            Added Tax

(9)     Sp. "Fondo Financiero de Proyectos de
            Desarrollo" - FONADE

(10)     - note! -

(11)     - note! -

(12)     Sp "Hacienda"

(13)     Sp. "nacionalizacion" - meaning having imported
             into Colombia.

(14)     Sp. "Acta de Recibo Final" - really the Final
              Acceptance Certificate.

(15)     Sp. "Superintendencia Bancaria"

(16) meaning that the Act must be signed by at least the Secretary General and whoever is designated as Inspector.

(17)     Sp. "tasa de interes moratorio bancario"

(18)     Note: 1) mention of "civil works" deleted; 2)
               text taken from Requirements Document...

(19)     Sp. "GARANTIA DE FABRICA"

(20)     Sp. " elementos fisicos"

(21)     note: difference with footnote 15.

(22)     Sp. "perfeccionamento" - formalizing,
             completing the formalities.

(23)     Sp. "incumplimient"

(24)     meaning Colombia..

(25)     Sp. "amparar" - support, guarantee

(26)     Sp. "cesion"

(27)     Sp. "Caducidad" - Caducity - can't find the
             correct legal term.....

(28)     Sp. "multas"

(29)     Sp. "Penal Pecuniaria"

(30)     Sp. "inhabilidades"

(31)     ....Solomonical....

(32)     SP. "Perfeccionamiento"

(33)     Sp. "execucion" - execution

(34)     Sp. "Diario Unico de Contratacion"

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